UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒                               Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AFFYMETRIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AFFYMETRIX, INC.

3420 Central Expressway

Santa Clara, California 95051

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 24, 2016

This is a supplement to the proxy statement dated February 24, 2016 (the “proxy statement”) of Affymetrix, Inc. (“Affymetrix,” “we,” “our” or the “Company”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at the offices of Affymetrix, 3380 Central Expressway, Santa Clara, California 95051, on March 24, 2016 at 9:00 a.m., local time. The purpose of the special meeting is (1) to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of January 8, 2016, among Affymetrix, Thermo Fisher Scientific Inc. (“Thermo Fisher”), and White Birch Merger Co., a wholly owned subsidiary of Thermo Fisher (“merger sub”), as it may be amended from time to time (the “merger agreement”), pursuant to which merger sub will be merged with and into Affymetrix, with Affymetrix surviving the merger as a wholly owned subsidiary of Thermo Fisher (the “merger”); (2) to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement; and (3) to consider and vote on a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Affymetrix’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Compensation Proposal” of the proxy statement. The Affymetrix Board of Directors (the “Board”) previously established February 18, 2016 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting.

The Board approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the stockholders of Affymetrix. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT, FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES AND FOR THE NON-BINDING ADVISORY PROPOSAL TO APPROVE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER. IF YOU HAVE NOT ALREADY SUBMITTED A PROXY FOR USE AT THE SPECIAL MEETING YOU ARE URGED TO DO SO PROMPTLY. NO ACTION IN CONNECTION WITH THIS SUPPLEMENT TO THE PROXY STATEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY. INFORMATION ABOUT VOTING OR REVOKING A PROXY APPEARS ON PAGES 15-16 OF THE PROXY STATEMENT.

Litigation Relating to the Merger

Between January 19, 2016 and January 27, 2016, four substantially similar putative shareholder class action suits were filed by individual stockholders in the Superior Court of California in Santa Clara County against our directors. The complaints also name Thermo Fisher and merger sub as defendants. The cases are captioned Steven Merola v. Affymetrix Inc., et al., Case No. 16CV290267, Betty Greenberg v. Frank Witney, et al., Case No. 16CV290336, Jeffrey S. L. Cheah v. Affymetrix, Inc., et al., Case No. 16CV290794, and Robert Cox v. Affymetrix, Inc., et al., Case No. 16CV290866 (The Merola, Cheah and Cox cases also name Affymetrix itself as a defendant). The complaints allege that our directors breached their fiduciary duties by failing to maximize stockholder value in negotiating and approving the merger agreement. The complaints also generally allege that the additional defendants named in each suit aided and abetted these alleged breaches of fiduciary duties. In addition, in the Cheah case, an amended complaint was filed on February 18, 2016 that also alleges conflicts of interest in the deal process and that the preliminary proxy statement contains material misrepresentations and omissions. An amended complaint was served in the Cox case on February 29, 2016 that also alleges that the preliminary proxy statement contains material misrepresentations and omissions.

On February 24, 2016 a putative shareholder class action suit was filed by an individual stockholder in the United States District Court in the Northern District of California. The case is captioned Gerald Douglas v. Frank Witney, et al., Case No. 3:16-CV-00921. The complaint alleges breaches of fiduciary duty and violations of federal securities law. On March 14, 2016, similar putative shareholder class action suits were filed by other individual stockholders in the United States District Court in the Northern District of California. Those cases are captioned Steven Merola v. Frank Witney, et al., No. 5:16-cv-01237, and Jeffrey S. L. Cheah v. Affymetrix, Inc., et al, No. 5:16-cv-01253. (The plaintiffs in the Merola and Cheah cases had previously filed cases in the Superior Court of California in Santa Clara County.) The complaints seek, among other forms of relief, class certification and injunctive relief blocking consummation of the merger.

On March 15, 2016, counsel for the parties in the Douglas, Merola, and Cheah lawsuits entered into a memorandum of understanding in which they agreed on the terms of a settlement of those lawsuits, which would include the dismissal with prejudice of all claims against all of the defendants. The proposed settlement is conditional upon, among other things, the execution of an appropriate stipulation of settlement, consummation of the merger and final approval of the proposed settlement by the court. In addition, in connection with the settlement and as provided in the memorandum of understanding, the parties contemplate that plaintiffs’ counsel will seek an award of attorneys’ fees and expenses as part of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The settlement will not affect the amount of the merger consideration that Affymetrix stockholders are entitled to receive in the merger.

The defendants deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or adversely affecting the merger and the related transactions, to minimize the expense of defending the lawsuits, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the special meeting or the merger, the defendants have agreed to the terms of the proposed settlement described above. We further considered it desirable that the actions be settled to avoid the expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

Supplemental Disclosures

As contemplated by the proposed settlement, the Company is providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. To the extent that information herein differs from or updates information contained in the proxy statement, the information contained herein is more current. Defined terms used but not defined herein have the meanings set forth in the proxy statement. Paragraph references used herein refer to the proxy statement prior to any additions or deletions resulting from the supplemental disclosures. The additional disclosures are as follows:

(1) Supplement to “The Merger—Background of the Merger”

The following disclosure supplements and is to be inserted after the fifth sentence of the seventh paragraph under the heading “Background of the Merger” on page 18 of the proxy statement.

The Board retained Morgan Stanley based on Morgan Stanley’s qualifications, experience, reputation, expertise, knowledge and involvement in recent transactions in Affymetrix’ industry and previous experience working with Affymetrix.

The following disclosure amends and restates the second sentence of the sixteenth paragraph under the heading “Background of the Merger” on page 19 of the proxy statement.

Morgan Stanley contacted the three other strategic parties authorized by the Board, Company C, Company D, and Thermo Fisher, on December 3, December 6 and December 4, respectively, to determine if they were interested in a potential acquisition of Affymetrix.

The following disclosure supplements and is to be inserted at the end of the second sentence of the seventeenth paragraph under the heading “Background of the Merger” on page 19 of the proxy statement and replaces all text thereafter.

for which Morgan Stanley expected it might receive customary fees if the transactions related to such engagements were completed. The Board concluded that Morgan Stanley could continue to represent Affymetrix with respect to the proposed acquisition after considering that Thermo Fisher had multiple financial advisors, an active acquisition program and the financial means to complete multiple transactions. Morgan Stanley also disclosed that no senior member of the Morgan Stanley team providing advice to Affymetrix in connection with the proposed transaction was providing services to or had any equity interest in Thermo Fisher. The Board concluded that none of the disclosed engagements would impair Morgan Stanley’s ability to provide effective and impartial advice to Affymetrix.

The following disclosure amends and restates the first sentence of the nineteenth paragraph under the heading “Background of the Merger” on page 20 of the proxy statement.

Thermo Fisher entered into a confidentiality agreement with Affymetrix on December 10 while Company C entered into a confidentiality agreement with Affymetrix on December 18 due to more protracted negotiations.

The following disclosure amends and restates the second bullet of the twenty-fourth paragraph under the heading “Background of the Merger” on page 21 of the proxy statement.

•	The Board’s view, based on indications from each of Company A and Company B as well as its analysis aided by advice from Morgan Stanley, of their resources, that neither was likely to have the ability to increase its proposal to be competitive with Thermo Fisher’s proposal. The Board also noted that Company A and Company B each would require outside financing to consummate an acquisition of Affymetrix, which would likely extend the timeline for completing a transaction, and Company A also included stock as part of the proposed merger consideration, which increased uncertainty concerning the value to be received by Affymetrix stockholders.

The following disclosure supplements and is to be inserted after the second sentence of the twenty-ninth paragraph under the heading “Background of the Merger” on page 22 of the proxy statement.

The principal open item was the amount of the “breakup fee” (also referred to herein as the “termination fee”) payable to Thermo Fisher if the agreement were terminated under certain circumstances. Thermo Fisher had come down from its original proposal framed as 4.5% of fully diluted equity value (equivalent to approximately $66 million) to $60 million, while Affymetrix had come up from its original proposal framed as 2.5% of fully diluted equity value (equivalent to approximately $37 million) to $50 million. The Board directed Affymetrix management and its financial and legal advisors to try to resolve the fee at $55 million, which was within the range of termination fees (on a percentage of equity basis) in precedent transactions.

The following disclosure amends and restates the second sentence of the thirtieth paragraph under the heading “Background of the Merger” on page 22 of the proxy statement.

At the meeting, Davis Polk reviewed the final terms of the agreement, including a termination fee of $55 million, which the Board concluded was within a customary range and would not be preclusive of a topping bid.

(2) Supplement to “The Merger—Consideration Payable for Shares Held Pursuant to the Merger Agreement”

The following disclosure amends and restates the second sentence of the first paragraph under the heading “Consideration Payable for Shares Held Pursuant to the Merger Agreement” on page 25 of the proxy statement.

The executive officers and directors of Affymetrix beneficially held, in the aggregate, 1,612,628 shares of Affymetrix common stock (or approximately 1.97% of all outstanding shares) as of February 18, 2016.

(3) Supplement to “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”

The following disclosure supplements and is to be inserted after the first sentence of the first paragraph under the subheading “Thermo Fisher Board of Directors and Management Following the Merger” on page 29 of the proxy statement.

As of the date of this proxy statement, Thermo Fisher has not entered into any new employment agreements with any officers or directors of Affymetrix or made any formal offers to enter into any such new employment agreements with any officers or directors of Affymetrix. After execution of the Merger Agreement, Thermo Fisher indicated that it is analyzing whether it intends to extend offers of employment to some or all of Affymetrix’ officers.

(4) Supplement to “The Merger—Opinion of Financial Advisor”

The following disclosure supplements and is to be inserted after the first sentence of the fourth paragraph under the subheading “Affymetrix Selected Comparable Companies Analysis” on page 33 of the proxy statement.

Morgan Stanley calculated equity value using net cash of $116 million (assuming equity settlement of the convertible notes and make whole), tax assets of $70 million for the Base Case and $79 million for the Unrisked Upside Case and unconsolidated investments of $2 million.

The following disclosure supplements and is to be inserted after the second sentence of the fourth paragraph under the subheading “Affymetrix Selected Comparable Companies Analysis” on page 33 of the proxy statement.

For the purposes of the selected comparable companies analysis, Morgan Stanley used adjusted EBITDA figures for Affymetrix, rather than unadjusted EBITDA figures which were used to formulate the applicable pricing multiples for the selected comparable companies, because in Morgan Stanley’s professional judgment using adjusted EBITDA was necessary to account for Affymetrix’ use of stock-based compensation, which was larger as a percentage of unadjusted EBITDA compared to that of its peers.

The following disclosure supplements and is to be inserted after the first sentence of the paragraph under the subheading “Affymetrix Discounted Equity Value Analysis” on page 33 of the proxy statement.

Morgan Stanley calculated equity value using net cash of $116 million (assuming equity settlement of the convertible notes and make whole), tax assets of $70 million for the Base Case and $79 million for the Unrisked Upside Case and unconsolidated investments of $2 million.

The following disclosure supplements and is to be inserted after the first sentence of the third paragraph under the subheading “Select Precedent M&A Transactions Analysis” on page 35 of the proxy statement.

Morgan Stanley calculated equity value using net cash of $116 million (assuming equity settlement of the convertible notes and make whole), tax assets of $70 million for the Base Case and unconsolidated investments of $2 million.

The following disclosure supplements and is to be inserted after the second sentence of the third paragraph under the subheading “Select Precedent M&A Transactions Analysis” on page 35 of the proxy statement.

The Unrisked Upside Case was not separately included in Morgan Stanley’s analysis because the Unrisked Upside Case and the Base Case were the same for 2015.

The following disclosure supplements and is to be inserted after the second sentence of the first paragraph under the subheading “Premia Paid Analysis” on page 36 of the proxy statement.

Morgan Stanley calculated equity value using net cash of $116 million (assuming equity settlement of the convertible notes and make whole), tax assets of $70 million for the Base Case and $79 million for the Unrisked Upside Case and unconsolidated investments of $2 million.

The following disclosure amends and restates the paragraph under the subheading “Affymetrix Discounted Cash Flow Analysis” on page 36 of the proxy statement.

Morgan Stanley performed a discounted cash flow analysis to determine a range of potential values per share of Affymetrix common stock, using the financial projections provided by Affymetrix management in each of the Base Case and Unrisked Upside Case. Morgan Stanley calculated a range of implied prices per share of Affymetrix common stock based on the sum of the discounted after-tax net present values of (i) annual unlevered free cash flows that Affymetrix is estimated to generate for the fiscal years ending December 31, 2016 through December 31, 2019, and (ii) a projected terminal value of Affymetrix common stock as of December 31, 2019. Morgan Stanley then discounted the cash flows and terminal value back to January 6, 2016 using discount rates of 7.7-9.7%, which represent a range around Affymetrix’ weighted average cost of capital of 8.7%. Morgan Stanley calculated Affymetrix’ annual unlevered free cash flows by taking Affymetrix’ projected Adjusted EBITDA less stock-based compensation, litigation expense, change in working capital / other, capital expenditures, and normalized taxes based on assumptions provided by Affymetrix. For terminal value, Morgan Stanley used multiples of 2019 Adjusted EBITDA of 11.0 – 13.0x, which was based on Morgan Stanley’s professional business judgment. Morgan Stanley calculated equity value using net cash of $116 million (assuming equity settlement of the convertible notes and make whole), tax assets of $70 million for the Base Case and $79 million for the Unrisked Upside Case and unconsolidated investments of $2 million. Based on this analysis, Morgan Stanley calculated (a) a range of potential values of $10.61 to $12.71, based on the Base Case and (b) a range of potential values of $13.60 to $16.42, based on the Unrisked Upside Case, in each case, per share of Affymetrix common stock.

The following disclosure supplements and is to be inserted before the first sentence of the fifth paragraph under the subheading “General” on page 37 of the proxy statement.

Affymetrix entered into an engagement letter with Morgan Stanley on November 6, 2015.

The following disclosure supplements and is to be inserted after the fifth sentence of the sixth paragraph under the subheading “General” on page 37 of the proxy statement.

Morgan Stanley disclosed that as of January 6, 2016, Morgan Stanley held an aggregate of less than 2% of the outstanding common stock of Thermo Fisher through Morgan Stanley’s (i) investment management business, (ii) wealth management business, including client discretionary accounts or (iii) ordinary course trading activities, including hedging activities.

The following disclosure amends and restates the sixth sentence of the sixth paragraph under the subheading “General” on page 37 of the proxy statement.

Additionally, Morgan Stanley disclosed to Affymetrix it has certain ongoing engagements with Thermo Fisher unrelated to the transaction with Affymetrix for which Morgan Stanley expected it might receive customary fees if the transactions related to such engagements were completed. As of the date hereof, no fees were or are due or payable and Thermo Fisher does not expect to pay any such fees to Morgan Stanley in connection with any such engagements.

(5) Supplement to “The Merger—Financial Projections”

The following disclosure amends and restates the third sentence of the first paragraph under the heading “Financial Projections” on page 37 of the proxy statement.

In mid-December 2015, management prepared the Base Case, which are projections of Affymetrix’ stand-alone financial performance for the fiscal years ended December 31, 2015 through December 31, 2019 (the “Base Case”).

The following disclosure amends and restates the first sentence of the second paragraph under the heading “Financial Projections” on page 37 of the proxy statement.

The Base Case was provided to prospective buyers of Affymetrix, including to Company B and Thermo Fisher on December 16 and to Company A and Company C on December 18.

The following disclosure amends and restates the first sentence of the third paragraph under the heading “Financial Projections” on page 37 of the proxy statement.

In early December 2015, management prepared the Unrisked Upside Case, which are projections of Affymetrix’ stand-alone financial performance for fiscal years 2015 through 2019 (the “Unrisked Upside Case” and, together with the Base Case, the “Projections”).

The following disclosure supplements and is to be inserted after the fourth sentence of the third paragraph under the heading “Financial Projections” on page 38 of the proxy statement.

The Unrisked Upside Case was provided to prospective buyers of Affymetrix, including to Company A and Company B on December 11, to Thermo Fisher on December 16 and to Company C on December 18.

The following disclosure amends and restates the table and related footnotes under the subheading “Projected Financial Information—Base Case” on page 39 of the proxy statement.

	Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E
	(in millions)
Net revenues	$360.7	$380.7	$403.5	$427.3	$452.9
Gross margin	228.2	237.9	252.6	267.8	284.2
Operating income	16.2	29.7	39.1	51.3	64.2
Net income	9.0	21.0	30.1	41.8	55.6
Depreciation & amortization	21.4	23.7	24.9	24.7	24.7
Interest expense	6.6	5.7	5.6	4.9	2.4
Taxes	1.2	3.0	3.5	4.6	6.2
Litigation expense	11.6	0.4	2.0	2.0	2.0
Stock-based compensation	15.2	16.0	16.0	14.0	12.0
Adjusted EBITDA(1)	65.0	69.8	82.1	92.0	102.9
Levered free cash flow(2)	33.3	50.8	60.9	69.8	81.1

(1)	Non-GAAP measure. “EBITDA” means earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is determined by adding the following items to net income, the closest GAAP financial measure: depreciation & amortization, cost of goods sold amortization of intangibles, interest expense, taxes, litigation expense, other one-time items, stock-based compensation and other non-operating expenses.

(2)	Non-GAAP measure. “Levered free cash flow” means net income plus depreciation & amortization, stock-based compensation and change in working capital / other, minus capital expenditures (as depicted in the chart immediately below).

	Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E
	(in millions)
Net income	$9.0	$21.0	$30.1	$41.8	$55.6
Depreciation & amortization	21.4	23.7	24.9	24.7	24.7
Stock-based compensation	15.2	16.0	16.0	14.0	12.0
Change in working capital / other	(1.5)	(1.9)	(2.1)	(2.7)	(3.2)
Capital expenditures	(10.8)	(8.0)	(8.0)	(8.0)	(8.0)

Levered free cash flow	33.3	50.8	60.9	69.8	81.1

The following disclosure amends and restates the first sentence of the first paragraph under the subheading “Projected Financial Information—Base Case” on page 39 of the proxy statement.

The projections provided above under the column heading “2015E” reflect certain adjustments made by Affymetrix’ management as initial year-end results became available. Affymetrix shared these adjustments with Thermo Fisher in early January.

The following disclosure amends and restates the table and related footnotes under the subheading “Projected Financial Information—Unrisked Upside Case” on page 39 of the proxy statement.

	Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E
	(in millions)
Net revenues	$360.7	$388.7	$430.6	$490.1	$541.0
Gross margin	228.2	243.1	269.9	307.9	340.6
Operating income	16.2	34.8	49.9	77.7	100.4
Net income	9.0	26.1	40.8	54.6	73.5
Depreciation & amortization	21.4	23.7	24.9	24.7	24.7
Interest expense	6.6	5.7	5.6	4.9	2.4
Taxes	1.2	3.0	3.5	18.2	24.5
Litigation expense	11.6	0.4	2.0	2.0	2.0
Stock-based compensation	15.2	16.0	16.0	14.0	12.0
Adjusted EBITDA(1)	65.0	75.0	92.8	118.4	139.1
Levered free cash flow(2)	33.3	55.9	71.1	77.7	89.9

(1)	Non-GAAP measure. “EBITDA” means earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is determined by adding the following items to net income, the closest GAAP financial measure: depreciation & amortization, cost of goods sold amortization of intangibles, interest expense, taxes, litigation expense, other one-time items, stock-based compensation and other non-operating expenses.
(2)	Non-GAAP measure. “Levered free cash flow” means net income plus depreciation & amortization, stock-based compensation and change in working capital / other, minus capital expenditures (as depicted in the chart immediately below).

	Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E
	(in millions)
Net income	$9.0	$26.1	$40.8	$54.6	$73.5
Depreciation & amortization	21.4	23.7	24.9	24.7	24.7
Stock-based compensation	15.2	16.0	16.0	14.0	12.0
Change in working capital / other	(1.5)	(1.9)	(2.6)	(7.6)	(12.3)
Capital expenditures	(10.8)	(8.0)	(8.0)	(8.0)	(8.0)

Levered free cash flow	33.3	55.9	71.1	77.7	89.9

(6) Supplement to “Reconciliation of GAAP Items to Non-GAAP Items”

The following disclosure supplements and is to be inserted after the footnote under the subheading “Base Case (As Adjusted)” on page 67 of the proxy statement.

The projections provided above under the column heading “Year Ended December 31, 2015E” reflect certain adjustments made by Affymetrix’ management as initial year-end results became available. Affymetrix shared these adjustments with Thermo Fisher in early January.

By Order of the Board of Directors,

/s/ Siang Chin
Siang Chin Senior Vice President, General Counsel and Secretary Santa Clara, California March 15, 2016